Exhibit 10.3

100 First St.
6th Floor
San Francisco, CA 94105
888-722-7871
okta.com

May 24, 2021

PERSONAL AND CONFIDENTIAL

Mike Kourey

Re:    Transitional Advisory Agreement and Release

Dear Mike:
This letter confirms our previous discussions concerning your employment with Okta, Inc. (the “Company”). This letter also proposes an agreement (the “Agreement”) between you and the Company regarding the terms of your parting ways with the Company. Whether or not you sign this Agreement, the Company will provide you with all compensation due to you on your last day of employment, but the Agreement the Company hereby proposes would provide you with additional compensation to which you are not otherwise entitled.
It is customary in separation agreements for an employee to release the Company from any possible claims, even if the Company believes, as is the case here, that no such claims exist. By proposing and entering into this Agreement, the Company is not admitting in any way that it violated any legal obligation that it owed to you.
The Agreement is set forth on the following pages. If you agree to this Agreement, please return original, signed copies of each agreement to me by May 24, 2021. After receiving an executed version from you, a company representative will sign on behalf of the Company and you will receive a set of documents signed by both parties.

Sincerely,
/s/ Kristina Johnson
Kristina Johnson
Chief People Officer

TRANSITION AGREEMENT

This Transitional Advisory Agreement and Release (“Agreement”) is made by and between Mike Kourey (“Advisor”) and Okta, Inc. (the “Company”) (collectively referred to as the “Parties” or individually referred to as a “Party”) as of the Effective Date (as defined below).

RECITALS

WHEREAS, Advisor is currently employed by the Company;

WHEREAS, Advisor and the Company entered into a Proprietary Information and Inventions Agreement dated February 13, 2021 (the “Confidentiality Agreement”);

WHEREAS, Advisor was provided with an offer letter dated November 30, 2020 (the “Offer Letter”);

WHEREAS, Advisor participates in the Company’s executive severance plan (the “Executive Severance Plan”) which provides for certain severance benefits that supersede all promises of severance to participating executives including, but not limited to, the terms and provisions in Advisor’s Offer Letter;

WHEREAS, the parties acknowledge and agree that effective June 1, 2021, Advisor shall step down from his full-time position as Chief Financial Officer of the Company, but continue as an employee of the Company through June 4, 2021 (the “Employment Period”);

WHEREAS, during the period from June 5, 2021 through December 1, 2021 Advisor will provide advisory services (“Advisory Services”) to the Company as a non-employee consultant (the “Transition Period”);

WHEREAS, on or after June 16, 2021, Advisor may terminate the Transition Period and cease providing Advisory Services (the earlier of December 1, 2021 or such date that the Advisor terminates the Transition Period shall be the “Termination Date”);

WHEREAS, the Company will continue to keep Advisor on the Company’s payroll system and benefit plans through the Employment Period and provide Advisor with the consideration as outlined in Section 2;

WHEREAS, the Parties wish to resolve any and all disputes, claims, complaints, grievances, charges, actions, petitions, and demands that the Advisor may have against the Company and any of the Releasees as defined below, including, but not limited to, any and all claims arising out of or in any way related to Advisor’s employment with or separation from the Company;

NOW, THEREFORE, in consideration of the mutual promises made herein, the Company and Advisor hereby agree as follows:

COVENANTS

1.Recitals. The Recitals set forth above are expressly incorporated into this Agreement.

2.Consideration.
a.Cash Consideration. Advisor and the Company agree that provided that, in accordance with the terms and conditions set forth in this Agreement and the Release, Advisor does not revoke this Agreement, Advisor will receive:
i.a payment in the amount of $300,000, minus all legally applicable deductions and withholdings, which amount represents nine months of Advisor’s current annual base salary, payable in a single lump-sum, which shall be paid on June 15, 2021.
ii.a payment in the amount of $195,000, minus all legally applicable deductions and withholdings, which amount represents nine months of Advisor’s fiscal 2022 target bonus under Okta’s Amended and Restated Senior Executive Incentive Bonus Plan, payable in a single lump-sum, which shall be paid on June 15, 2021.
iii.a payment of $ $46,538, which amount represents nine months of what Advisor’s estimated COBRA payments would be, grossed up for withholding taxes, calculated based on supplemental withholding rates, payable in a single lump-sum on June 15, 2021. If you timely elect COBRA, you will be entitled to your rights under COBRA at your own expense for your COBRA eligibility period.
b.Equity. Advisor and the Company agree that provided that, in accordance with the terms and conditions set forth in this Agreement and the Release, Advisor does not revoke this Agreement:
i.All 1,064 restricted stock units (“RSUs”) subject to RSU Grant Number RU178396, which Advisor received for services as a member of the Board of Directors of the Company, will vest in full on June 16, 2021.
ii.5,826 RSUs subject to RSU Grant Number RU182077 will vest on June 15, 2021 and the remaining 25,244 RSUs under such award will be cancelled as of such date.
iii.13,050 shares of the Company’s Class A Common Stock underlying stock option Grant Number 3282 will vest on June 15, 2021 and the remaining 56,545 shares underlying such stock option will be cancelled as of such date. Advisor will have three (3) months after the Termination Date to exercise the vested portion of the stock options that were vested as of that date.
iv.Advisor will have three (3) months after the Termination Date to exercise the 60,000 shares of the Company’s Class A Common Stock underlying stock option Grant Number 1799, which Advisor received for services as a member of the Board of Directors of the Company and is fully vested.

v.The agreements evidencing RSU Grant Number RU178396, RSU Grant Number RU182077, stock option Grant Number 3282 and stock option Grant Number 1799 (collectively, the “Equity Award Agreements”) shall be deemed amended to the extent necessary to reflect the terms set forth in Section 2(b)(i)-(iv).

3.Following the Employment Period, Advisor agrees not to represent or purport to represent the Company in any manner whatsoever to any third party or enter into any contract or commitment on behalf of the Company.

4.Waiver of Rights and Benefits under Prior Agreements. In consideration for
Advisor’s receipt of the consideration set forth in Section 2 hereof, Advisor hereby waives any and all benefits and rights under the Offer Letter and the Executive Severance Plan, including, but not limited to, any severance benefits or vesting acceleration benefits triggered by any Change in Control (as defined in the Offer Letter or the Executive Severance Plan, respectively) and to any equity vesting after June 16, 2021. In no event shall the Advisor be eligible to receive any severance benefits under the Offer Letter or the Executive Severance Plan.

5.No Further Rights in the Company.
EMPLOYEE UNDERSTANDS THAT NEITHER THIS AGREEMENT NOR THE COURSE OF EMPLOYEE’S EMPLOYMENT WITH THE COMPANY, OR ANY OTHER SERVICE TO THE COMPANY, GIVE OR GAVE EMPLOYEE ANY RIGHT, CONTINUING OR OTHERWISE, TO THE REVENUES AND/OR PROFITS OF THE COMPANY AND/OR ANY OTHER RELEASEE (AS DEFINED BELOW) OR ANY OTHER INTEREST, ECONOMIC OR OTHERWISE, IN THE COMPANY AND/OR ANY OTHER RELEASEE (AS DEFINED BELOW).

6.Benefits. Advisor agrees that Advisor’s participation in all benefits and incidents of employment, including, but not limited to, the accrual of bonuses, vacation, and paid time off, ceases at the end of the Employment Period, with the exception of equity vesting which will occur pursuant to Section 2. Advisor’s health and dental insurance benefits, if any, shall cease on the last day of June 2021, subject to Advisor’s right to continue Advisor’s coverage under COBRA, subject to the terms and conditions thereof.

7.Payment of Salary and Receipt of All Benefits. Advisor acknowledges and represents that, other than the consideration set forth in this Agreement, the Company has paid or provided all salary, wages, bonuses, accrued vacation/paid time off, premiums, leaves, housing allowances, relocation costs, interest, severance, outplacement costs, fees, reimbursable expenses, commissions, stock, stock options, vesting, and any and all other benefits and compensation due to Advisor. Advisor specifically represents that Advisor is not due to receive any commissions or other incentive compensation from the Company other than as set forth in this Agreement. Advisor agrees to timely submit all business expenses in accordance with the Company’s expense policy by June 30, 2021, and the Company shall reimburse Advisor for all approved expenses within thirty (30) days thereafter.

8.Release of Claims. Advisor agrees that the foregoing consideration represents settlement in full of all outstanding obligations owed to Advisor by the Company and its current and former officers, directors, employees, agents, investors, attorneys, shareholders, administrators, affiliates, benefit plans, plan administrators, insurers, trustees, divisions, and subsidiaries, and predecessor and successor corporations and assigns (collectively, the “Releasees”). Advisor, on Advisor’s own behalf and on behalf of Advisor’s respective heirs, family members, executors, agents, and assigns, hereby and forever releases the Releasees from, and agrees not to sue concerning, or in any manner to institute, prosecute, or pursue, any claim, complaint, charge, duty, obligation, demand, or cause of action relating to any matters of any kind, whether presently known or unknown, suspected or unsuspected, that Advisor may possess against any of the Releasees arising from any omissions, acts, facts, or damages that have occurred up until and including the Effective Date of this Agreement, including, without limitation:

a.    any and all claims relating to or arising from Advisor’s employment relationship with the Company and the termination of that relationship;

        b.    except for the Consideration outlined in Section 2, any and all claims relating to, or arising from, Advisor’s right to purchase, or actual purchase of shares of stock of the Company, including, without limitation, any claims for fraud, misrepresentation, breach of fiduciary duty, breach of duty under applicable state corporate law, and securities fraud under any state or federal law;

c.    any and all claims for wrongful discharge of employment; termination in violation of public policy; discrimination; harassment; retaliation; breach of contract, both express and implied; breach of covenant of good faith and fair dealing, both express and implied; commission payments; promissory estoppel; negligent or intentional infliction of emotional distress; fraud; negligent or intentional misrepresentation; negligent or intentional interference with contract or prospective economic advantage; unfair business practices; defamation; libel; slander; negligence; personal injury; assault; battery; invasion of privacy; false imprisonment; conversion; and disability benefits;

d.    any and all claims for violation of any federal, state, or municipal statute, including, but not limited to, Title VII of the Civil Rights Act of 1964; the Civil Rights Act of 1991; the Rehabilitation Act of 1973; the Americans with Disabilities Act of 1990; the Equal Pay Act; the Fair Labor Standards Act; the Fair Credit Reporting Act; the Employee Retirement Income Security Act of 1974; the Worker Adjustment and Retraining Notification Act; the Family and Medical Leave Act; the Sarbanes-Oxley Act of 2002; the Immigration Control and Reform Act; the California Family Rights Act; the California Labor Code; the California Workers’ Compensation Act; the California Fair Employment and Housing Act; and any other similar statutes, regulations or laws;

e.    any and all claims for violation of the federal or any state constitution;

f.    any and all claims arising out of any other laws and regulations relating to employment or employment discrimination;

g.    any claim for any loss, cost, damage, or expense arising out of any dispute over the nonwithholding or other tax treatment of any of the proceeds received by Advisor as a result of this Agreement; and

h.    any and all claims for attorneys’ fees and costs.

Advisor agrees that the release set forth in this section shall be and remain in effect in all respects as a complete general release as to the matters released. This release does not extend to any obligations incurred under this Agreement. Advisor represents that Advisor has made no assignment or transfer of any right, claim, complaint, charge, duty, obligation, demand, cause of action, or other matter waived or released by this section.

9.Acknowledgment of Waiver of Claims under ADEA. Advisor acknowledges that Advisor is waiving and releasing any rights Advisor may have under the Age Discrimination in Employment Act of 1967 (“ADEA”), and that this waiver and release is knowing and voluntary. Advisor agrees that this waiver and release does not apply to any rights or claims that may arise under the ADEA after the Effective Date of this Agreement. Advisor acknowledges that the consideration given for this waiver and release is in addition to anything of value to which Advisor was already entitled. Advisor further acknowledges that Advisor has been advised by this writing that: (a) Advisor should consult with an attorney prior to executing this Agreement; (b) Advisor has twenty-one (21) days within which to consider this Agreement; (c) Advisor has seven (7) days following Advisor’s execution of this Agreement to revoke this Agreement; (d) this Agreement shall not be effective until after the revocation period has expired; and (e) nothing in this Agreement prevents or precludes Advisor from challenging or seeking a determination in good faith of the validity of this waiver under the ADEA, nor does it impose any condition precedent, penalties, or costs for doing so, unless specifically authorized by federal law. In the event Advisor signs this Agreement and returns it to the Company in less than the 21-day period identified above, Advisor hereby acknowledges that Advisor has freely and voluntarily chosen to waive the time period allotted for considering this Agreement. Advisor acknowledges and understands that revocation must be accomplished by a written notification to the person executing this Agreement on the Company’s behalf that is received prior to the eighth day after Advisor signs this Agreement. The parties agree that changes, whether material or immaterial, do not restart the running of the 21-day period.

10.California Civil Code Section 1542. Advisor acknowledges that Advisor has been advised to consult with legal counsel and is familiar with the provisions of California Civil Code Section 1542, a statute that otherwise prohibits the release of unknown claims, which provides as follows:

A GENERAL RELEASE DOES NOT EXTEND TO CLAIMS WHICH THE CREDITOR OR RELEASING PARTY DOES NOT KNOW OR SUSPECT TO EXIST IN HIS OR HER FAVOR AT THE TIME OF EXECUTING THE RELEASE ANDTHAT, IF KNOWN BY HIM OR HER, WOULD HAVE MATERIALLY AFFECTED HIS OR HER SETTLEMENT WITH THE DEBTOR OR RELEASED PARTY.

Advisor, being aware of said code section, agrees to expressly waive any rights Advisor may have thereunder, as well as under any other statute or common law principles of similar effect.

11.No Pending or Future Lawsuits. Advisor represents that Advisor has no lawsuits, claims, or actions pending in Advisor’s name, or on behalf of any other person or entity, against the Company or any of the other Releasees. Advisor also represents that Advisor does not intend to bring any claims on Advisor’s own behalf or on behalf of any other person or entity against the Company or any of the other Releasees.

12.Protected Disclosures and Other Protected Actions. Nothing contained in this Agreement limits Advisor’s ability to file a charge or complaint with any federal, state or local governmental agency or commission (a “Government Agency”). In addition, nothing contained in this Agreement limits Advisor’s ability to communicate with any Government Agency or otherwise participate in any investigation or proceeding that may be conducted by any Government Agency, including Advisor’s ability to provide documents or other information, without notice to the Company, nor does anything contained in this Agreement apply to truthful testimony in litigation. If Advisor files any charge or complaint with any Government Agency and if the Government Agency pursues any claim on Advisor’s behalf, or if any other third party pursues any claim on Advisor’s behalf, Advisor waives any right to monetary or other individualized relief (either individually, or as part of any collective or class action); provided that nothing in this Agreement limits any right Advisor may have to receive a whistleblower award or bounty for information provided to the Securities and Exchange Commission.

13.Trade Secrets and Confidential Information/Company Property. Advisor reaffirms and agrees to observe and abide by the terms of the Confidentiality Agreement, specifically including the provisions therein regarding nondisclosure of the Company’s trade secrets and confidential and proprietary information, and nonsolicitation of Company employees. Advisor acknowledges that during the course of Advisor’s employment with the Company Advisor had access to a number of highly confidential materials and Advisor specifically represents that Advisor shall refrain from using any such confidential information in the future. Advisor affirms that Advisor has returned all documents and other items provided to Advisor by the Company, developed or obtained by Advisor in connection with Advisor’s employment with the Company, or otherwise belonging to the Company. For the avoidance of doubt, Advisor understands that pursuant to the federal Defend Trade Secrets Act of 2016, Advisor shall not be held criminally or civilly liable under any federal or state trade secret law for the disclosure of a trade secret that (A) is made (i) in confidence to a federal, state, or local government official, either directly or indirectly, or to an attorney; and (ii) solely for the purpose of reporting or investigating a suspected violation of law; or (B) is made in a complaint or other document filed in a lawsuit or other proceeding, if such filing is made under seal.

14.No Cooperation. Advisor agrees that Advisor will not knowingly encourage, counsel, or assist any attorneys or their clients in the presentation or prosecution of any disputes, differences, grievances, claims, charges, or complaints by any third party against any of the Releasees, unless under a subpoena or other court order to do so or as related directly to the ADEA waiver in this Agreement. Advisor agrees both to immediately notify the Company upon receipt of any such subpoena or court order, and to furnish, within three (3) business days of its receipt, a copy of such subpoena or other court order.

15.Nondisparagement. Advisor agrees to refrain from any disparagement, defamation, libel, or slander of any of the Releasees, and agrees to refrain from any tortious interference with the contracts and relationships of any of the Releasees. Advisor shall not use any Company information that is confidential either under applicable law or the Confidentiality Agreement to which Advisor had access during the scope of Advisor’s employment with the Company in order to communicate with or solicit any of the Company’s current or prospective clients. The Company agrees to instruct the Company’s CEO and his direct reports to refrain from any disparagement, defamation, libel, or slander of Advisor.

16.Breach. In addition to the rights provided in the “Attorneys’ Fees” section below, Advisor acknowledges and agrees that any material breach of this Agreement that remains uncured 10 days following the date the Company delivers written notice (including by email) thereof to Advisor or any material breach of any provision of the Confidentiality Agreement shall entitle the Company to immediately cease providing the consideration provided to Advisor under this Agreement and to obtain damages, except as provided by law.

17.No Admission of Liability. Advisor understands and acknowledges that this Agreement constitutes a compromise and settlement of any and all actual or potential disputed claims by Advisor. No action taken by the Company hereto, either previously or in connection with this Agreement, shall be deemed or construed to be (a) an admission of the truth or falsity of any actual or potential claims or (b) an acknowledgment or admission by the Company of any fault or liability whatsoever to Advisor or to any third party.
18.Nonsolicitation. Advisor agrees that for a period of twelve (12) months immediately following the Effective Date of this Agreement, Advisor shall not directly or indirectly solicit any of the Company’s employees to leave their employment at the Company.

19.Costs. The Parties shall each bear their own costs, attorneys’ fees, and other fees incurred in connection with the preparation of this Agreement.

20.ARBITRATION. THE PARTIES AGREE THAT ANY AND ALL DISPUTES ARISING OUT OF THE TERMS OF THIS AGREEMENT, THEIR INTERPRETATION, AND ANY OF THE MATTERS HEREIN RELEASED, SHALL BE SUBJECT TO ARBITRATION IN SAN FRANCISCO COUNTY, BEFORE JAMS (“JAMS”), PURSUANT TO ITS EMPLOYMENT ARBITRATION RULES & PROCEDURES (“JAMS RULES”), A COPY OF WHICH CAN BE FOUND, AS OF THE DATE OF THIS AGREEMENT, AT https://www.jamsadr.com/rules-employment-arbitration/english. THE ARBITRATOR MAY GRANT INJUNCTIONS AND OTHER RELIEF IN SUCH DISPUTES. THE ARBITRATOR SHALL ADMINISTER AND CONDUCT ANY ARBITRATION IN ACCORDANCE WITH CALIFORNIA LAW, INCLUDING THE CALIFORNIA CODE OF CIVIL PROCEDURE, AND THE ARBITRATOR SHALL APPLY SUBSTANTIVE AND PROCEDURAL CALIFORNIA LAW TO ANY DISPUTE OR CLAIM, WITHOUT REFERENCE TO ANY CONFLICT-OF-LAW PROVISIONS OF ANY

JURISDICTION. TO THE EXTENT THAT THE JAMS RULES CONFLICT WITH CALIFORNIA LAW, CALIFORNIA LAW SHALL TAKE PRECEDENCE. THE DECISION OF THE ARBITRATOR SHALL BE FINAL, CONCLUSIVE, AND BINDING ON THE PARTIES TO THE ARBITRATION. THE PARTIES AGREE THAT THE PREVAILING PARTY IN ANY ARBITRATION SHALL BE ENTITLED TO INJUNCTIVE RELIEF IN ANY COURT OF COMPETENT JURISDICTION TO ENFORCE THE ARBITRATION AWARD. THE PARTIES TO THE ARBITRATION SHALL EACH PAY AN EQUAL SHARE OF THE COSTS AND EXPENSES OF SUCH ARBITRATION, AND EACH PARTY SHALL SEPARATELY PAY FOR ITS RESPECTIVE COUNSEL FEES AND EXPENSES; PROVIDED, HOWEVER, THAT THE ARBITRATOR SHALL AWARD ATTORNEYS’ FEES AND COSTS TO THE PREVAILING PARTY, EXCEPT AS PROHIBITED BY LAW. THE PARTIES HEREBY AGREE TO WAIVE THEIR RIGHT TO HAVE ANY DISPUTE BETWEEN THEM RESOLVED IN A COURT OF LAW BY A JUDGE OR JURY. NOTWITHSTANDING THE FOREGOING, THIS SECTION WILL NOT PREVENT EITHER PARTY FROM SEEKING INJUNCTIVE RELIEF (OR ANY OTHER PROVISIONAL REMEDY) FROM ANY COURT HAVING JURISDICTION OVER THE PARTIES AND THE SUBJECT MATTER OF THEIR DISPUTE RELATING TO THIS AGREEMENT AND THE AGREEMENTS INCORPORATED HEREIN BY REFERENCE. SHOULD ANY PART OF THE ARBITRATION AGREEMENT CONTAINED IN THIS PARAGRAPH CONFLICT WITH ANY OTHER ARBITRATION AGREEMENT BETWEEN THE PARTIES, THE PARTIES AGREE THAT THIS ARBITRATION AGREEMENT SHALL GOVERN.

21.Tax Consequences. The Company makes no representations or warranties with respect to the tax consequences of the payments and any other consideration provided to Advisor or made on Advisor’s behalf under the terms of this Agreement. Advisor agrees and understands that Advisor is responsible for payment, if any, of local, state, and/or federal taxes on the payments and any other consideration provided hereunder by the Company and any penalties or assessments thereon. Advisor further agrees to indemnify and hold the Company harmless from any claims, demands, deficiencies, penalties, interest, assessments, executions, judgments, or recoveries by any government agency against the Company for any amounts claimed due on account of (a) Advisor’s failure to pay or delayed payment of federal or state taxes, or (b) damages sustained by the Company by reason of any such claims, including attorneys’ fees and costs.

22.Indemnification Agreement. The Indemnification Agreement entered into between Advisor and the Company dated March 8, 2021 (“Indemnification Agreement”) will remain in effect for actions taken, or for actions failed to be taken, by Advisor through the end of the Employment Period pursuant its terms, including the survival provisions thereof.

23.Insurance. The Company’s D&O insurance policy will continue to cover Advisor for claims arising from the periods Advisor served as Director and/or CFO for acts, or failures to act, as Director and/or CFO of the Company consistent with the terms of such policy. The Company shall use commercially reasonable efforts to maintain coverage under the Company’s E&O insurance policy for Advisor for claims arising from June 1, 2021 through the Termination Date consistent with the terms of such policy.

24.Authority. The Company represents and warrants that the undersigned has the authority to act on behalf of the Company and to bind the Company and all who may claim through it to the terms and conditions of this Agreement. Advisor represents and warrants that Advisor has the capacity to act on Advisor’s own behalf and on behalf of all who might claim through Advisor to bind them to the terms and conditions of this Agreement. Each Party warrants and represents that there are no liens or claims of lien or assignments in law or equity or otherwise of or against any of the claims or causes of action released herein.

25.No Representations. Advisor represents that Advisor has had an opportunity to consult with an attorney, and has carefully read and understands the scope and effect of the provisions of this Agreement. Advisor has not relied upon any representations or statements made by the Company that are not specifically set forth in this Agreement.

26.Severability. In the event that any provision or any portion of any provision hereof or any surviving agreement made a part hereof becomes or is declared by a court of competent jurisdiction or arbitrator to be illegal, unenforceable, or void, this Agreement shall continue in full force and effect without said provision or portion of provision.

27.Attorneys’ Fees. In the event that either Party brings an action to enforce or effect its rights under this Agreement, the prevailing Party shall be awarded its costs and expenses, including the costs of mediation, arbitration, litigation, court fees, and reasonable attorneys’ fees incurred in connection with such an action.

28.Entire Agreement. This Agreement, together with the Equity Award Agreements (as amended by this Agreement), the Confidentiality Agreement and the Indemnification Agreement, represents the entire agreement and understanding between the Company and Advisor concerning the subject matter of this Agreement and Advisor’s employment with and separation from the Company and the events leading thereto and associated therewith, and supersedes and replaces any and all prior agreements and understandings concerning the subject matter of this Agreement and Advisor’s relationship with the Company, with the exception of the Confidentiality Agreement (as such may have been modified herein).

29.No Oral Modification. This Agreement may only be amended in a writing signed by Advisor and a duly authorized representative of the Company.

30.Governing Law. This Agreement shall be governed by the laws of the State of California, without regard for choice-of-law provisions. Advisor consents to personal and exclusive jurisdiction and venue in the State of California.

31.Effective Date. Advisor understands that this Agreement shall be null and void if not executed by Advisor within twenty-one (21) days.  In the event that Advisor signs this Agreement within twenty-one days, then the Company has seven days after such date to countersign the Agreement and return a fully-executed version to Advisor. This Agreement will become effective on the eighth (8th) day after Advisor signed this Agreement, so long as it has been signed by the Company and has not been revoked by either Party before that date (the “Effective Date”).

32.Counterparts. This Agreement may be executed in counterparts and by facsimile, and each counterpart and facsimile shall have the same force and effect as an original and shall constitute an effective, binding agreement on the part of each of the undersigned.

33.Voluntary Execution of Agreement. Advisor understands and agrees that Advisor executed this Agreement voluntarily, without any duress or undue influence on the part or behalf of the Company or any third party, with the full intent of releasing all of Advisor’s claims against the Company and any of the other Releasees. Advisor acknowledges that:

(a)    Advisor has read this Agreement;

(b)    Advisor has been represented in the preparation, negotiation, and execution of this Agreement by legal counsel of Advisor’s own choice or has elected not to retain legal counsel;

(c)    Advisor understands the terms and consequences of this Agreement and of the releases it contains; and

(d)    Advisor is fully aware of the legal and binding effect of this Agreement.

IN WITNESS WHEREOF, the Parties have executed this Agreement on the respective dates set forth below.

        Mike Kourey, an individual

Dated: 5/24/2021        /s/ Michael Kourey
        Mike Kourey

        OKTA, INC.

Dated: 5/24/2021        By          /s/ Kristina Johnson
Kristina Johnson
Chief People Officer